Exhibit 10.2

LOAN AND SECURITY AGREEMENT

ExWorks Capital Fund I, L.P., a Delaware limited partnership, with its principal place of business located at 333 West Wacker Drive, Suite 1620, Chicago, Illinois 60606 (“Lender”) and Electronic Cigarettes International Group, Ltd., a Nevada corporation (“Parent”), FIN Branding Group, LLC, an Illinois limited liability company (“FIN”), and Hardwire Interactive Acquisition Company, a Delaware corporation (“Hardwire” or together with Parent and FIN, the “Borrowers” or individually, a “Borrower”) enter into this Loan and Security Agreement on June 30, 2015 (this “Agreement”).

1.          SUMMARY OF LENDING TERMS

The following are the general terms of the loans to be made under this Agreement:

1.1         Lender is extending a revolving line of credit (the “Revolving Loans”, or each advance individually a “Revolving Loan”) up to the lesser of the Revolving Advance Limit or the Borrowing Base. The “Revolving Advance Limit” is $6,000,000. The “Borrowing Base” is initially:

(a)          The lesser of –

(i)	$4,000,000, and

(ii)	up to seventy-five percent (75%) of the aggregate outstanding amount of Eligible Accounts plus up to seventy-five percent (75%) of the Value of U.S. Eligible Inventory;

(b)          Plus the lesser of –

(i)	$2,500,000, and

(ii)	up to seventy-five percent (75%) of the Value of U.K. Eligible Inventory;

(c)          Minus the Availability Reserves.

The advance rate against Eligible Accounts will reduce by one percentage point for each percentage point (or fraction thereof) that Dilution exceeds three percent (3%).

1.2         Subject to Section 3.2 below, Borrowers will pay Lender interest on the outstanding principal amount of each Revolving Loan at a rate of two and one-quarter percent (2.25%) per month (the “Base Rate”).

1.3         Borrowers will pay Lender a closing fee of $160,000 at the time of the initial Revolving Loans under this Agreement. The closing fee will be non-refundable and fully earned on the date paid.

1.4         Borrowers will pay Lender a servicing fee in the amount of $1,500 per month, payable on the first day of each month in arrears.

1.5         Unless sooner terminated upon the occurrence of an Event of Default, this Agreement expires on June 30, 2016 (the “Term”). Unless and Event of Default has occurred and is continuing either party provides the other at least 30 days written notice prior to the end of the Term or any anniversary thereof that such party will not extend the Term, the Term will be automatically extended for up to one additional one year period.

2.          DEFINITIONS

In addition to the terms defined in this Agreement, the following terms have the given definitions:

“Account Debtor” has the meaning given in the UCC.

“Accounts” has the meaning given in the UCC and includes rights to payment for goods sold or leased or for services rendered.

“Affiliate” means with respect to any entity, another person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the applicable entity.

“Availability Reserves” means the reserves Lender from time-to-time determines in its Discretion as being appropriate to reflect the impediments to Lender’s ability to realize upon the Collateral and liabilities that impact on the anticipated amount realizable from the Collateral. Availability Reserves may include, among others, reserves based on the following:

(a)          rent for any leased location where Eligible Inventory is located for which an acceptable Collateral Access Agreement has not been received by Lender;

(b)          taxes and other governmental charges, including ad valorem, personal property, sales, and other taxes which may have priority over Lender’s security interests;

(c)          freight, customs duties and other amounts payable in respect to Eligible In-Transit Inventory before it will be released to Borrower;

(d)          claims that Lender believes in Lender’s Discretion could have priority over the Obligations by virtue of any applicable law or regulation; and

(e)          Inventory Reserves.

“Blocked Accounts” means Deposit Accounts that are subject to deposit account control agreements in favor of, and in form and substance acceptable to, Lender.

“Borrowing Base Certificate” has the meaning given in Section 8.4(a).

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“Business Day” means a day on which Lender is open for business in Illinois other than Saturdays and Sundays.

“Business Records” means all books and records indicating, summarizing or evidencing the Collateral, whether intangible or digital form.

“Claims” means any demand, claim, action or cause of action, damage, liability, loss, cost, debt, expense, obligation, tax, assessment, charge, lawsuit, contract, agreement, undertaking or deficiency, of any kind or nature, whether known or unknown, fixed, actual, accrued or contingent, liquidated or unliquidated (including interest, penalties, attorneys’ fees and other costs and expenses incident to proceedings or investigations relating to, or the defense of, any of the foregoing), whether or not litigation has commenced.

“Collateral” means all existing and after acquired: Accounts; Inventory; Supporting Obligations; Documents; Blocked Accounts; any collateral security granted to Lender under any other agreement or document executed or delivered by a Borrower; and all accessions to, substitutions for, and all replacements, products and cash and non-cash proceeds of any of the foregoing, including proceeds of insurance and claims against any person for loss, damage or destruction of any of the forgoing.

“Collateral Access Agreement” means a written agreement between Lender and the owner of any premises where Inventory is located (including all leased locations) on terms acceptable to Lender in its Discretion, providing for among other things, a waiver of liens on the Inventory and access for Lender to, and if applicable, the right to occupy, the premises in connection with liquidating Collateral.

“Collections” has the mean given in Section 8.10.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

“Deposit Accounts” has the meaning given in the UCC.

“Dilution” means the aggregate amount of credits, returned goods, adjustments, deductions, setoffs and recoupments granted by a Borrower or taken by all Account Debtors in any period of time divided by the aggregate amount of a Borrower’s sales during the period.

“Discretion” means:

(a)          Lender’s exercise of its (from the perspective of a secured, asset-based lender) credit judgment, in good faith, based upon Lender’s consideration of any factor as the Lender, taking into account information Lender then has actual knowledge of, believes:

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(i)	Will or reasonably could be expected to materially affect the value of the Collateral, the enforceability of the Lender’s liens, security and collateral interests, or the amount which Lender would likely realize from the Collateral (taking into account delays which may possibly be encountered in the Lender’s realizing upon the Collateral and likely Expenses in connection with the enforcement of remedies and associated costs of collection);

(ii)	Indicates that any report or financial information delivered to the Lender by or on behalf of a Borrower is incomplete, inaccurate, or misleading in any material manner or was not prepared in accordance with the requirements of this Agreement;

(iii)	Constitutes an Event of Default or indicates that an Event of Default will occur with the passage of time; or

(iv)	Suggests a material increase in the likelihood that a Borrower will become the subject of an Insolvency Proceeding.

(b)          In the exercise of its judgment, Lender also may take into account any of the following factors:

(i)	Those included in, or tested by, the definitions of Eligible Inventory or Eligible Accounts;

(ii)	Material Adverse Changes in Borrowing Base availability versus that which was projected; or

(iii)	Other factors that Lender reasonably determines have a material bearing on credit risks associated with the providing of loans and financial accommodations to Borrowers.

(c)          The burden of establishing Lender’s failure to have acted in a manner consistent with Lender’s exercise of Discretion will be on Borrowers.

(d)          When the term “discretion” (as opposed to the capitalized term Discretion) is used in any Loan Document, the term is intended to mean Lender’s sole discretion, unfettered and without any limitations or conditions.

“Documents” means documents (as defined in the UCC) evidencing or related to In-Transit Inventory.

“Dollars” or “$” means lawful money of the United States of America.

“Eligible Accounts” means Hardwire’s and FIN’s Accounts listed on Borrowing Base Certificates delivered to Lender and which Lender, in its Discretion, determines to be an Eligible Account. Without limiting the generality of the immediately preceding sentence, no Account will be an Eligible Account unless it meets all of the following minimum requirements:

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(a)          The Account is valued at its face amount and represents a complete, bona fide transaction for Eligible Inventory sold, delivered, and accepted by the Account Debtor that requires no further act under any circumstances on the part of any Borrower or any other person or entity to make the Account payable by the Account Debtor, and the Account arises from an arm’s-length transaction in the ordinary course of the applicable Borrower’s business between the Borrower and an Account Debtor that is not an Affiliate, partner, officer, or employee of the Borrower, or a member of the family of any partner, officer, or employee of the Borrower.

(b)          The Account is not unpaid more than the earlier of (A) 60 days past the date the payment is due per the invoice terms or the terms of the underlying purchase order or agreement, or (B) 90 days from the earlier of (i) the date on which the original invoice rendered in connection with the Account was issued, or (ii) the date on which the Eligible Inventory was shipped to the Account Debtor.

(c)          The Inventory that was sold to create the Account was shipped or delivered or provided to the Account Debtor on a final sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, or on the basis of any other similar understanding, and no part of the Inventory has been returned or rejected.

(d)          The Account is not evidenced by chattel paper or an instrument of any kind.

(e)          The Account Debtor with respect to the Account (A) is not insolvent, (B) is not the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, threatened or pending, which might have a materially adverse effect on its business, and (C) is not, in Lender’s Discretion, deemed ineligible for credit for other reasons (including, without limitation, unsatisfactory past experience of the applicable Borrower or Lender with the Account Debtor).

(f)           The Account Debtor is located in the United States of America or in the Province of Ontario, Canada.

(g)          The Account Debtor is not the government of, or a department, agency or instrumentality of, the United States of America or Canada.

(h)          The Account is a valid, legally enforceable obligation of the Account Debtor and is not subject to any dispute, condition, contingency, setoff, recoupment, reduction, claim for credit, allowance, adjustment, counterclaim or defense on the part of the Account Debtor and no fact exists that may provide a basis for any of the foregoing in the present or future (collectively, a “Setoff”);

(i)           The Account is subject to a first-priority security interest in Lender’s favor and is not subject to any other lien, claim, encumbrance, or security interest whatsoever, other than Permitted Liens.

(j)           The Account is evidenced by an invoice or other documentation in form reasonably acceptable to Lender and arises from a contract, purchase order, or release that is reasonably satisfactory in form and substance to Lender.

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(k)          The applicable Borrower has observed and complied with (A) all laws of the United States of America (including the Fair Labor Standards Act) and (B) all laws of the state in which the Account Debtor or the Account is located which, if not observed and complied with, would deny to the Borrower access to the courts of the state.

(l)           No representation or warranty contained in this Agreement or any other agreement between the Borrowers and Lender or in any Borrowing Base Certificate with respect to the Account has been breached in any material respect.

(m)         The Account is not subject to any provision prohibiting its assignment.

(n)          The Account does not represent any manufacturer’s or supplier’s credits, discounts, incentive plans, or other similar arrangements entitling a Borrower to discounts on future purchases.

(o)          The Eligible Inventory giving rise to the Account was not, at the time of sale thereof, subject to any lien or encumbrance except in Lender’s favor, or a lien or encumbrance subordinated to Lender’s security interest under an Intercreditor Agreement.

(p)          The Account is payable in Dollars.

In addition to the foregoing requirements:

(i)	Accounts of any Account Debtor that are otherwise eligible will be reduced to the extent of any accounts payable (including, without limitation, Lender’s good faith estimate of any contingent liabilities) by Borrower to the Account Debtor (“Contras”);

(ii)	Accounts of any Account Debtor that are otherwise eligible will be reduced to the extent of any accounts payable representing a retainage or holdback by the Account Debtor;

(iii)	All Accounts owing by a given Account Debtor will be ineligible if more than fifty percent (50%) of the total Accounts owing by the Account Debtor are otherwise ineligible; and

(iv)	Any Account that is at any time an Eligible Account and that subsequently fails to meet any of the requirements set forth above will immediately cease to be an Eligible Account and must be removed from the Borrowing Base immediately.

“Eligible In-Transit Inventory” means In-Transit Inventory which is otherwise Eligible Inventory, and which meets all the following minimum requirements:

(a)          The Inventory is fully covered by casualty or cargo insurance acceptable to Lender in its Discretion, including without limitation, marine insurance at all times the Inventory is transported on water, and Lender is listed as lender loss payee on the insurance policy.

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(b)          The Inventory is subject to a non-negotiable bill of lading or air waybill in form and substance acceptable to Lender.

(c)          The Inventory is in the possession of (i) a carrier, or (ii) a Logistics Provider that has executed a Logistics Provider Agreement in form and substance reasonably satisfactory to Lender.

(d)          Lender has received copies of all reasonably requested information regarding the In-Transit Inventory, including the purchase order issued for the Inventory, the commercial invoice from the vendor, a packaging/weight list, and documentation from the Logistics Provider.

(e)          The In-Transit Inventory has been in-transit for less than ten (10) calendar days. Inventory will be deemed to be in-transit from (A) the date the vendor relinquishes possession and control of the Inventory until (B) the date the Inventory is in the possession of a Guarantor (in the case of Inventory being delivered to a Guarantor), a Borrower or a person or entity that has executed and delivered a Collateral Access Agreement.

“Eligible Inventory” means that portion of Hardwire’s, FIN’s or a U.K. Affiliate’s Inventory consisting of finished goods held by (or in the case of In-Transit Inventory purchased by) the applicable Loan Party for sale in the ordinary course of business which is listed on a Borrowing Base Certificate delivered to Lender in accordance with this Agreement, that Lender, in its Discretion, determines to be Eligible Inventory. Without limiting the generality of the immediately preceding sentence, Inventory will not be Eligible Inventory unless it meets all the following minimum requirements:

(a)          The Inventory has not been shipped, delivered, provided to, purchased or sold by the applicable Loan Party on a bill and hold, consignment sale, guaranteed sale, or any other similar basis or understanding. No Account has arisen with respect to the Inventory.

(b)          The Inventory has not been billed to a customer on a “progress billing”, “pre-billing” or similar basis prior to shipment to the customer.

(c)          The Inventory is valued at the lower of cost or market, on a first-in, first-out (FIFO) basis.

(d)          The Inventory is in the Loan Party’s possession, or if the Inventory is In-Transit Inventory, it is Eligible In-Transit Inventory.

(e)          The Inventory is not subject to any royalty, copyright, trademark, trade name, or licensing arrangement, or any law, rule, or regulation that could limit or impair Lender’s ability to exercise its rights with respect to the Inventory.

(f)           The Inventory is not packaging, labels or supplies.

(g)          The Inventory meets all standards imposed by any governmental or agency, department, or division having regulatory authority over the Inventory or its use or sale including standards set forth in the Fair Labor Standards Act.

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(h)          No representation or warranty in this Agreement, any other agreement between Borrowers and Lender, or any Borrowing Base Certificate has been breached, in any material respect, with respect to the Inventory.

(i)           The Inventory is not obsolete or slow moving (in excess of a twelve month supply based on historic usage or sales), is of good and merchantable quality, and is readily salable in the ordinary course of the applicable Loan Party’s business.

(j)           The Inventory is subject to a first-priority security interest in Lender’s favor (for U.S. Inventory) or a first priority fixed or floating charge (as to U.K. Eligible Inventory) and is subject to no other lien or encumbrance other than those that have been subordinated to Lender’s liens and charges pursuant to an Intercreditor Agreement.

Any Inventory that is at any time Eligible Inventory and that subsequently fails to meet any of the requirements set forth above will cease to be Eligible Inventory immediately and must be removed from the Borrowing Base immediately.

“Expenses” means all fees and out of pocket disbursements incurred by Lender, including reasonable out-of-pocket fees of counsel and court costs, in any way arising from or in connection with this Agreement, any Loan Documents, any of the Collateral, any of the Obligations or the business relationship between Lender, the Borrowers or any Guarantors, including, without limitation, (a) audit fees at the per day rate provided for in Section 8.6 below; (b) all fees and expenses (including recording fees and insurance policy fees) of Lender and reasonable fees of counsel for Lender for the preparation, examination, approval, negotiation, execution and delivery of, or the closing of any of the transactions contemplated by, this Agreement or any Loan Documents; (c) all fees and out of pocket disbursements incurred by Lender, including reasonable attorneys’ fees, in any way arising from or in connection with any action taken by Lender to monitor, advise, administer, enforce or collect any of the Obligations under this Agreement, any Loan Documents or any other obligations of Borrower, whether joint, joint and several, or several, under this Agreement (or any Loan Documents), or any other existing or future document or agreement, or arising from or relating to the business relationship between Lender and Borrowers or Guarantors, or otherwise securing any of the Obligations, including any actions to lift the automatic stay or to otherwise in any way monitor or participate in any Insolvency Proceeding involving a Borrower or Guarantor; (d) all out-of-pocket expenses and fees (including reasonable attorneys’ fees) incurred in relation to, in connection with, in defense of or in prosecution of any litigation, instituted by a Borrower or a Guarantor (unless the Borrowers and Guarantors prevail in all respects in the litigation, in which case the Loan Parties will not be obligated to pay Lender’s expenses and fees incurred with the litigation) or any third party against or involving Lender arising from, relating to, or in connection with any of the Obligations or Borrowers’ or Guarantors’ other obligations, this Agreement (or any Loan Documents), any of the Collateral, or the business relationship between Lender and Borrowers, Guarantors, or any of them, including any so called “lender liability” action, any claim and delivery or other action for possession of, or foreclosure on, any of the Collateral, post judgment enforcement of any rights or remedies including enforcement of any judgments, and prosecution of any appeals (whether discretionary or as of right and whether in connection with pre judgment or post judgment matters); (e) all fees described in Section 1 above; and (f) all costs, expenses and fees incurred by Lender or its counsel in connection with consultants, expert witnesses or other professionals retained by Lender and/or its counsel in order to assist, advise and/or give testimony with respect to any matter relating to this Agreement or any Loan Documents, the Collateral or the business relationship between Lender on the one hand and Borrowers or Guarantors on the other hand.

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“Guarantors” means the U.K. Affiliates, Victory Electronic Cigarettes, Inc., a Nevada Corporation, VCIG LLC, a Delaware limited liability company, and E-CIGS UK Holding Company Limited, a U.K. private limited company.

“Insolvency Proceeding” means any proceeding commenced by or against a Borrower or Guarantor under any provision of the Bankruptcy Code, 11 U.S.C. §101 et. seq., or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors or proceedings seeking reorganization, liquidation, arrangement or other similar relief.

“Intercreditor Agreements” means the Intercreditor Agreements of approximate even date herewith among Lender, Borrowers, Guarantors and creditors that held liens, charges and encumbrances on the Collateral prior to the date of this Agreement.

“In-Transit Inventory” means Inventory that has been paid for by a Borrower or a U.K. Affiliate and is in the possession of a common carrier or Logistics Provider that is obligated to deliver the Inventory to Borrower or a U.K. Affiliate upon payment of freight, insurance and customs duty.

“Inventory” has the meaning given in the UCC and includes all goods intended for sale, lease, display or demonstration, raw materials, finished goods, goods which have been returned to, repossessed by or stopped in transit by a Loan Party, and packing and shipping materials and other supplies and materials used or consumed in a Loan Party’s business.

“Inventory Reserves” means reserves established from time-to-time by Lender in its Discretion with respect to the determination of what constitutes Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on the following: negative variances in test counts or cost verifications performed by Lender from time-to-time (as part of Lender’s periodic Examinations or otherwise), obsolescence, slow moving inventory (in excess of a twelve month supply), changes in Inventory composition or mix, and as to Inventory owned by the U.K. Affiliates, the amount owing to vendors that sold the Inventory on credit terms.

“Line of Credit” means the revolving line of credit provided for in this Agreement.

“Loan Documents” means, collectively, this Agreement, any notes, debentures, guarantees, any security agreements, pledge agreements, assignments, deeds of trust, mortgages or other encumbrances or agreements entered into in connection therewith.

“Loan Parties” means the Borrowers and the Guarantors and “Loan Party” means any of the Loan Parties, as applicable.

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“Loans” means the Revolving Loans and any other loans or advances made by Lender to any of the Borrowers.

“Logistics Provider” means a customs broker, freight forwarder or other third party that provides similar import logistics services.

“Logistics Provider Agreement” means a written agreement between Lender and a Logistics Provider on terms acceptable to Lender in its Discretion, providing for among other things, that the Logistics Provider will follow Lender’s written instructions (and not any instructions from the Loan Parties) regarding delivery and shipment of In-Transit Inventory should Lender exercise its right to provide written instructions.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Borrowers taken as a whole, including, without limitation, a material adverse change in any of its business, operations, results of operations, assets, or liabilities since the most recent financial statements provided to Lender, (b) the material impairment of Borrowers’ ability to perform its obligations under the Loan Documents to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral of the Loan Parties, (c) a material impairment of the Collateral, or (d) any impairment of the priority of Lender’s liens and security interests with respect to the Collateral.

“Negotiable Collateral” means Documents, notes, drafts and instruments that are negotiable.

“Obligations” means all Loans, advances, debts, liabilities (including all amounts charged to Borrowers’ loan account pursuant to any agreement authorizing Lender to charge Borrowers’ loan account), obligations, fees, guaranties, covenants and duties owing by Borrowers to Lender of any kind and description for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including any debt, liability or obligation owing from a Borrower to others which Lender may obtain by assignment or otherwise, and all interest thereon, including any interest that, but for the provisions of the Bankruptcy Code, would have accrued, and all Expenses which Borrowers are required to pay or reimburse pursuant to the Loan Documents, by law or otherwise.

“OFAC” is defined in Section 8.7.

“Operating Account” means account number [_____________] maintained by Parent with [_____________].

“Overadvance” means if at any time and for any reason, the aggregate amount of the outstanding Loans exceed the lesser of the Revolving Advance Limit or the Borrowing Base.

“Pass-Through Tax Liabilities” means the amount of federal and applicable state and local income tax required to be paid by a Borrower’s shareholder(s) or members in respect of a taxable period on taxable income earned or recognized by a Borrower in the period and attributable to the shareholders as a result of a Borrower’s “pass-through” tax status, after taking into account any deduction for state income taxes in calculating the federal income tax liability and all other deductions, credits, deferrals and other reductions available to the shareholders or members from or through a Borrower.

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“Patriot Act” means the USA Patriot Act, Title III of Public Law 107-56 (signed into law October 26, 2001).

“Permitted Liens” means:

(a)          liens for taxes, assessments or governmental charges, and liens incident to construction, which are not delinquent or are being contested in good faith by Borrowers by appropriate proceedings, which will prevent foreclosure of the liens, and against which adequate reserves have been provided, and upon demand, with adequate security being posted with Lender;

(b)          liens or deposits in connection with workers’ compensation or other insurance or to secure customs duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of money borrowed), or deposits required by law or governmental regulations or by any court order, decree, judgment or rule as condition to the transaction of business or the exercise of any right, privilege or license; or other liens or deposits of a like nature made in the ordinary course of business;

(c)          security interests or liens granted to Lender; and

(d)          liens and security interests identified on Schedule 2.

“Supporting Obligations” has the meaning given in the UCC.

“Tax Distributions” means all dividends, payments or other distributions made to Borrower’s member solely to pay Pass-Through Tax Liabilities as and when due.

“UCC” means the Uniform Commercial Code as adopted in Illinois.

“U.K. Affiliates” means Vapestick Holdings Limited, a U.K. private limited company, and Must Have Limited, a U.K. private limited company.

“U.K. Inventory” means Inventory owned by one of the U.K. Affiliates.

“U.S. Inventory” means Inventory owned by Hardwire or FIN.

“Value” means the lower of cost or market price, determined on a first-in, first-out basis.

3.          LINE OF CREDIT, OTHER LOANS, INTEREST AND PAYMENTS

3.1         Revolving Line of Credit.

(a)          From time-to-time prior to the expiration of the Term, so long as an Event of Default has not occurred or if an Event of Default has occurred, the Event of Default has been timely remedied, and subject to the terms and conditions set forth in this Agreement, in its Discretion Lender will make Revolving Loans to Borrowers in amounts Borrowers request, provided that the aggregate principal amount of all Revolving Loans may not exceed the lesser of the Revolving Advance Limit or the Borrowing Base.

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(b)          Borrowers may request Revolving Loans by submitting a signed, completed Borrowing Base Certificate to Lender, no later than 12:00 p.m. Central time on the Business Day of the proposed Revolving Loan advance. Subject to the terms and conditions of this Agreement, Lender will make the proceeds of the requested Revolving Loan advance available to Borrowers on the day requested by transferring funds to Borrower’s Operating Account or as otherwise instructed by Borrowers.

(c)          Although Borrowers may execute a promissory note in favor of Lender to evidence the Revolving Loans, a copy of Lender’s books and records related to the Revolving Loans will constitute prima facie evidence of the outstanding amount of Revolving Loans absent manifest error. The Revolving Loans will be due and payable upon the earlier of the occurrence of an Event of Default or the expiration of the Term.

(d)          If an Overadvance exists, Borrowers must immediately make a principal reduction payment(s) of the excess to Lender as required to reduce the outstanding balance of the Revolving Loans such that no Overadvance exists.

3.2         Interest.

(a)          Interest Rates. The aggregate outstanding amount of all Obligations will bear interest at the monthly rate set forth in Section 1.1 and all interest will be payable on the first day of each month in arrears. Any interest not paid when due will be compounded and will thereafter accrue interest at the rate then applicable to the Obligations. All interest will be calculated based on a 360 day year for the actual number of days elapsed.

(b)          Default Interest. The aggregate outstanding amount of the Obligations will bear interest from and after the occurrence and during the continuation of an Event of Default, without constituting a waiver of any Event of Default, at the rate of three percent (3.0%) per annum above the otherwise applicable rate.

(c)          Intent to Limit Charges to Maximum Lawful Rate. In no event will the interest rates payable under the Loan Documents, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering the Loan Documents, intend to agree upon the rate or rates of interest and manner of payment stated within the Loan Documents. However, if the rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrowers are and will be liable only for the payment of the maximum as allowed by law, and payments received from Borrowers in excess of the legal maximum, whenever received, will be applied to reduce the principal balance of the Obligations to the extent of the excess.

3.3         Cross Defaults and Cross Collateralization. A default under any Loan Document is a default under all Loan Documents. All Collateral secures all Obligations.

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3.4         Payments.

(a)          All payments, including any prepayments, by Borrowers on account of principal, interest, fees, or other Obligations must be made without setoff or counterclaim to Lender at the address specified on the first page of this Agreement in Dollars and in immediately available funds. If any payment under this Agreement is due on a day other than a day which is a Business Day, its due date will be extended to the next Business Day, and with respect to payments of principal and interest thereon, will be payable at the then-applicable rate during the extension.

(b)          Borrowers hereby authorize Lender, at its option, to pay interest and the fees called for by Section 1.4 when due and without notice, and Expenses, upon three days' prior notice by making a Revolving Loan, which amounts thereafter will accrue interest at the rate then applicable to the Revolving Loans.

3.5         Crediting Payments. For the purpose of calculating Borrowing Base availability for Revolving Loans, the receipt by Lender of any wire transfer or electronic funds transfer of funds, check or other item of payment will be applied the next Business Day to provisionally reduce the Obligations, but the receipt will not be considered a payment on account unless the wire transfer or electronic funds transfer is of immediately available federal funds and is made to the appropriate Blocked Account or unless and until any check or other item of payment is honored when presented for payment. In the event any check or other item of payment is not honored when presented for payment, Borrowers will be deemed not to have made the payment. Any wire transfer, electronic funds transfer, check or other item of payment received by Lender after 5:00 pm Central time will be deemed to have been received by Lender as of the opening of business on the immediately following Business Day for purposes of calculating interest and Borrowing Base availability.

3.6         The Borrower Representative. Parent is hereby appointed by each of the Borrowers (and hereby accepts its appointment) as each Borrower’s contractual representative under this Agreement and all other Loan Documents, and each Borrower irrevocably authorizes Parent to act as Borrower’s contractual representative with the rights and duties set forth herein and in the other Loan Documents. Parent agrees to act as the contractual representative and to promptly provide to Borrowers any notices delivered by Lender under the Loan Documents. Additionally, Borrowers hereby appoint Parent as their agent to receive all of the proceeds of the Revolving Loans in Parent’s operating account, at which time Parent will disburse the Revolving Loans among Borrowers and the U.K. Affiliates as agreed by Borrowers. Lender and its officers, directors, agents and employees, will not be liable to Parent or any Borrower for any action taken or omitted to be taken by Parent or Borrowers pursuant to this Section 3.6. Lender may regard any notice or other communication pursuant to any Loan Document from Parent as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower to Parent on behalf of all Borrowers. Each Borrower agrees that each notice or communication made on its behalf by Parent will be deemed for all purposes to have been made by each Borrower and will be binding upon and enforceable against each Borrower to the same extent as if it had been made directly by each Borrower.

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3.7         Joint and Several Obligations.

(a)          All Obligations will be joint and several, and each Borrower will make payment upon the maturity of the Obligations by acceleration or otherwise, and the obligation and liability of each Borrower will in no way be affected by any extensions, renewals and forbearance granted by Lender to any Borrower, failure of Lender to give any Borrower notice of borrowing or any other notice, any failure of Lender to pursue or preserve its rights against any Loan Party, the release by Lender of any Collateral now or thereafter acquired from any Loan Party, and the agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse (or lack thereof) by Lender to the other Loan Parties or any Collateral for the Obligations.

(b)          Each Borrower waives all suretyship defenses. Without limiting the generality of the foregoing, each of Borrower hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents and inure to and are binding upon, each and all of Borrowers, jointly and severally.

(c)          Each covenant, agreement, obligation, representation and warranty of Borrowers contained in any Loan Document constitutes the joint and several undertaking of each Borrower. Each Borrower acknowledges that the obligations of Borrower undertaken in the Loan Documents may be construed to consist, at least in part, of the guarantee of obligations of the other Borrowers and, in full recognition of that fact, each Borrower consents and agrees that Lender may, at any time and from time to time without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness of this Agreement as to any Borrower (but subject to the written consent of Borrowers with respect to subsections (i) and (ii), to the extent Lender does not have the unilateral right to make the changes under the terms of the Loan Documents as the result of the occurrence of an Event of Default or otherwise):

(i)	supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon;

(ii)	supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Loan Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder;

(iii)	accept partial payments;

(iv)	release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as Lender, in its sole and absolute discretion may determine;

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(v)	release any person or entity from any personal liability with respect to this Agreement or any part thereof;

(vi)	settle, release on terms satisfactory to Lender or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or

(vii)	consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower, or any other person or entity, and correspondingly restructure the obligations evidenced hereby, and any merger, change, restructuring or termination will not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby.

(d)          Each Borrower states and acknowledges that: (i) pursuant to this Agreement, Borrowers desire to utilize their borrowing potential on a consolidated basis with the U.K. Affiliates to the same extent possible as if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to Borrower if Borrower were not jointly and severally liable for payment of the obligations; (ii) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (iii) it is both a condition precedent to the obligations of Lender hereunder and a desire of Borrowers that each Borrower execute and deliver to Lender this Agreement; and (iv) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement. Each Borrower agrees if Borrower’s joint and several liability hereunder, or if any liens or security interest securing the joint and several liability, would, but for the application of this Section 3.7(d), be unenforceable under applicable law, the joint and several liability and each lien and security interest will be valid and enforceable to the maximum extent that would not cause the joint and several liability or the lien or security interest to be unenforceable under applicable law, and the joint and several liability and the liens and security interest will be deemed to have been automatically amended accordingly at all relevant times. To the extent that any Borrower, under this Agreement as a joint and several obligor, repays any of the Obligations that benefited another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making the Accommodation Payment will be entitled to contribution and indemnification from, and, be reimbursed by, each of the other Borrowers in an amount, for each of the other Borrowers, equal to a fraction of the Accommodation Payment, the numerator of which fraction is the other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower will be equal to the maximum amount of liability for Accommodation Payments which could be asserted against the Borrower hereunder without (A) rendering the Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (B) leaving the Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the United States Bankruptcy Code, Section 4 of the UFTA, or (C) leaving the Borrower unable to pay its debts as they become due within the meaning of Section 548 of the United States Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section will be subordinate in right of payment to the prior payment in full of the Obligations. The provisions of this Section will, to the extent expressly inconsistent with any provision in any Loan Document, supersede the inconsistent provisions.

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4.          CONDITIONS OF BORROWING

Notwithstanding any other terms of this Agreement, Lender will not be required to make any Revolving Loan for the benefit of Borrowers unless all of the following conditions are met at or prior to the time the Revolving Loan is made:

4.1         Representations True. Borrowers’ representations and warranties in this Agreement (and in all agreements referred to or executed in connection with this Agreement) are true as of the date of each Loan or advance under this Agreement with the same effect as though the representations and warranties had been made by Borrowers at that time, unless the applicable representation or warranty is made as of a specific date, in which case the representation was true and correct as of that date.

4.2         No Default. No Event of Default under this Agreement exists, nor does any event exist which, upon the lapse of time, service of notice, or both, would constitute an Event of Default under this Agreement, and no suit or proceeding at law or in equity or of any governmental body has been instituted or, to the knowledge of Borrowers, threatened which, in either case, would materially and adversely affect Borrowers’ financial condition or business operations.

4.3         Counsel Opinion. Simultaneously with the execution of this Agreement, Lender must receive from Borrowers satisfactory legal opinions as to: (a) the due authorization, execution and delivery by Borrowers of the Loan Documents, and all documents and agreements referred to or executed in connection with this Agreement; and (b) Borrowers’ due organization, existence and qualification to do business in its state of formation and the state where its tangible assets are located. Borrowers and the Guarantors must also execute and deliver to Lender or its counsel all documents Lender reasonably requests concerning Borrowers’ and Guarantors’ status and authorization to enter into the transactions contemplated by this Agreement and the other Loan Documents.

4.4         Adverse Developments. Since the date of the last financial statements furnished to Lender, there has been no material adverse change in the business, prospects, operations or condition, financial or otherwise, of Borrowers, Guarantors or any of their assets.

4.5         Loan Documents. The Loan Parties have executed and delivered to Lender all Loan Documents requested by Lender.

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5.          SECURITY FOR THE OBLIGATIONS

5.1         Grant of Security. Each Borrower hereby grants Lender a continuing security interest and lien in all presently existing and hereafter acquired or arising Collateral to secure prompt repayment of all Obligations and to secure the prompt performance by Borrowers of each of their covenants and duties in this Agreement and the other Loan Documents. Lender’s security interest will attach to all Collateral without further act on the part of Lender or Borrowers. Borrowers have no authority, express or implied, to dispose of, sell or transfer any of the Collateral, except for sales of Inventory to buyers in the ordinary course of business.

5.2         Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrowers will, upon the request of Lender, immediately endorse and assign the Negotiable Collateral to Lender and deliver physical possession of the Negotiable Collateral to Lender.

5.3         Additional Documentation. Borrowers authorize Lender to file all financing statements, continuation financing statements and fixture filings as are necessary in the Lender’s Discretion to perfect, maintain and give notice of a first priority perfected security interest in all of the Collateral (excepting any Collateral which is subject to Permitted Liens, in which case Lender will have a subordinate security interest). At the request of Lender, Borrowers will execute and deliver to Lender, all security agreements, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and other documents that Lender reasonably requests, in form satisfactory to Lender, to perfect and continue perfected Lender’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated.

5.4         Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and any of Lender’s officers, employees or agents designated by Lender) as Borrower’s true and lawful attorney-in-fact, upon, and subject to, the terms of this Section 5.4. Each Borrow agrees that pursuant to this power of attorney, Lender, or Lender’s agent, may, without notice to Borrower and in either Borrower’s or Lender’s name, but at the cost and expense of Borrower, at any time or times as Lender in its sole discretion determines:

(a)          upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, demand payment of Accounts from the Account Debtors, enforce payment of Accounts by legal proceedings or otherwise, and generally exercise all of the applicable Borrower’s rights and remedies with respect to the collection of Accounts;

(b)          take control, in any manner, of any item of payment or proceeds relating to any Collateral;

(c)          upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, prepare, file and sign the applicable Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral;

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(d)          sign Borrower’s name on any documents described in Section 5.2 or 5.3 or on any other similar documents to be executed, recorded or filed in order to perfect or continue perfected Lender’s security interest in the Collateral;

(e)          upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, sign Borrower’s name on any invoices, bills of lading, freight bills, chattel paper, documents, instruments or similar documents or agreements relating to Accounts, Inventory or other Collateral, drafts against Account Debtors, schedules and assignments of Accounts, and notices to Account Debtors;

(f)           send requests for verification of Accounts or notices to Account Debtors to remit payments as directed by Lender;

(g)          endorse the applicable Borrower’s name on any checks, notes, acceptances, money orders, drafts or other items of payment or proceeds relating to any Accounts, Inventory or payment intangibles that may come into Lender’s possession and deposit the payments and proceeds to the account of Lender for application to the Obligations;

(h)          upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, do all other acts and things necessary, in Lender’s determination, to fulfill Borrower’s obligations under this Agreement or any of the other Loan Documents;

(i)           upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower;

(j)           upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, use the information recorded on or contained in any equipment and computer hardware and software relating to the Accounts, Inventory and any other Collateral;

(k)          upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, make, settle and adjust all claims under Borrower’s policies of insurance relating to the Collateral, make all determinations and decisions with respect to the policies of insurance and endorse the name of Borrower on any check, draft, instrument or other item of payment for the proceeds of the policies of insurance;

(l)           upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, but subject to any notices required under this Agreement, any other Loan Documents or applicable law, sell or assign any of the Accounts and other Collateral upon terms, for amounts and at the time or times as Lender deems advisable; and

(m)          upon the occurrence of and during the continuation of an Event of Default and the expiration of any applicable cure period, settle, adjust or compromise disputes and claims respecting Accounts directly with Account Debtors, for amounts and upon terms that Lender determines to be reasonable, and, in furtherance thereof, execute and deliver any documents and releases that Lender determines to be necessary.

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The appointment of Lender as each Borrower’s attorney-in-fact and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and this Agreement has been terminated.

5.5         Right To Inspect. Lender, through any of its officers, employees or agents and at Borrowers’ sole cost and expense, will have the right at any time or times during Borrowers’ usual business hours, or during the usual business hours of any third party having control over any of Borrowers’ Business Records (to the extent that Borrowers have the right), to inspect the Business Records in order to verify the amount or condition of, or any other matter relating to, the Collateral or Borrowers’ financial condition. Lender also will have the right at any time or times during Borrower’s usual business hours to inspect and examine Inventory and Equipment and to check and test the same as to quality, quantity, value and condition. If an Event of Default has occurred or if Lender reasonably believes that an Event of Default has occurred, Lender may conduct any of the inspections referenced in this Section 5.5 at any time without regard to a Borrower’s or any third party’s usual business hours, to the extent Borrowers have the right. Borrowers’ responsibility for the costs of any inspections covered by this Section is governed by Section 8.6.

5.6         Application of Proceeds. Proceeds of Collateral may be applied to any of the Obligations in Lender’s discretion, and specifically may be applied to outstanding Expenses owing to Lender prior to application to principal or interest.

6.          REPRESENTATIONS AND WARRANTIES

To induce Lender to make Revolving Loans, each Borrower represents and warrants to Lender as follows (which representations and warranties will be deemed to have been made with each request for a Revolving Loan unless the applicable representation or warranty is made as of a specific date, in which case the representation was true and correct as of that date):

6.1         Organization. Parent is a corporation duly formed and existing under the laws of the State of Nevada, FIN is a limited liability company duly formed and existing under the laws of the State of Illinois, Hardwire is a corporation duly formed and existing under the laws of the State of Delaware, and the execution, delivery and performance of the Loan Documents, including this Agreement and the issuance of any notes as provided in this Agreement, are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its certificate of incorporation or formation or bylaws or operating agreement, as applicable, and do not require the consent or approval of any third party, including any governmental body, agency or authority. Each Borrower is duly licensed or qualified to do business in all jurisdictions in which the Borrower has property or business operations, or the failure to be so qualified will not materially and adversely affect the Borrower or its property.

6.2         Financial Statements. Borrowers’ balance sheets, the statements of profit and loss and surplus and the cash flow statements furnished to Lender from time-to-time will be in all material respects correct and complete and will fairly present Borrowers’ financial condition as of the relevant dates and the results of its operations for the applicable time periods.

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6.3         Liens. Except for Permitted Liens, Borrower has good and marketable title to all of the assets used in its business operations, including all Collateral, free and clear of all liens and encumbrances.

6.4         Absence of Conflicting Obligations. The making and execution of the Loan Documents and compliance with their terms and the issuance of any notes will not (a) result in a breach of any of the terms and conditions of any material indenture, agreement or instrument to which Borrower is a party or its assets are subject, or (b) result in the imposition of any lien, charge, or encumbrance upon any property of Borrower pursuant to, or constituting a default under, any indenture or other agreement or instrument to which Borrower is a party or by which it is bound.

6.5         Taxes. Borrower has no outstanding unpaid tax liabilities (except for taxes which are currently accruing from its current operations and ownership of property, and which are not delinquent), and no tax deficiencies have been proposed or assessed against Borrower. There have been no audits of Borrower’s federal income tax returns, which have resulted in or are likely to result in the assessment of any material tax liability against Borrower that has not been paid and all taxes shown by any returns have been paid.

6.6         Absence of Material Litigation. Borrower is not a party to any litigation or administrative proceeding, nor so far as is known by Borrower is any litigation or administrative proceeding threatened against it, which in either case would, if adversely determined, cause any material adverse change in its properties or the conduct of its business.

6.7         Legal Name; Employer Identification Number. Borrower’s full legal name is exactly as set forth on the signature page of this Agreement and Borrower has not changed its name since the date of its organization, nor has it used any assumed name, trade name, or trade style, other than as set forth on Schedule 6.7 attached hereto.

6.8         Financing Statements; Lien Priority. Except for financing statements covering Permitted Liens, no financing statements covering any Collateral or proceeds of Collateral, or any other of Borrower’s property are on file in any public office that evidence a valid security interest.

6.9         Broker’s Fees. Borrower agrees to pay all broker’s, finder’s or similar fees payable to any persons or entities in connection with this Agreement and to defend and hold Lender harmless against those fees.

6.10       Principal Place of Business; Collateral Locations.

(a)          Borrower’s principal place of business, records concerning the Collateral and all other Business Records are located at or about the address set forth at the beginning of this Agreement and all physical Collateral is located at those locations listed on Schedule 6.10; and

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(b)          Borrower will provide Lender with 30 days prior written notice of any change with respect to any of the foregoing.

6.11       Full Disclosure. This Agreement and all of the Exhibits, Schedules and other written material delivered by Borrower to Lender in connection with the transactions contemplated by this Agreement do not contain any statement that is false or misleading as to any material fact and do not omit to state any material fact necessary in order to make the statements therein not false or misleading. There are no additional facts that Borrower is aware of that has not been disclosed in writing to Lender that materially affects adversely or, so far as Borrower can reasonably foresee, will materially affect adversely Borrower’s financial condition or business prospects.

6.12       Compliance With Law. Borrower is in compliance with all material laws and regulations applicable to it, its business and properties (and no failure to comply will have a material adverse impact on Borrower, its business or properties). Borrower has all licenses, permits, orders and approvals that are required under any governmental law or regulation in connection with Borrower’s business and properties (“Permits”). No notice of any violation has been received with respect of any Permits and no proceeding is pending or, to the best of Borrower’s knowledge, threatened to terminate, revoke or limit any Permits.

6.13       Accounts. All of Borrower’s Accounts constitute bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower’s business, and, in the case of Accounts created by the sale and delivery of Inventory, the Inventory giving rise to the Accounts has been delivered to the Account Debtor. At the time of the creation of each Eligible Account or the inclusion of the Account on a Borrowing Base Certificate, each Eligible Account is unconditionally owed to Borrower without defense, dispute, offset, counterclaim or cancellation, and Borrower has not received notice of actual or imminent bankruptcy, insolvency or material impairment of the financial condition of the Account Debtor regarding any Eligible Account.

6.14       Subsidiaries and Affiliates. Borrower has no subsidiaries and is not engaged in any joint venture or partnership with any other person and is not an Affiliate of any other person except as set forth on Schedule 6.14.

6.15       Deposit Accounts. Schedule 6.15 lists all banks and other financial institutions at which Borrower maintains deposits and/or other accounts, including any disbursement accounts, and Schedule 6.15 correctly identifies the name and address of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

6.16       Not an Investment Company; Other Regulations. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Borrower is not subject to any regulation under any federal or state statute or regulation (except those applicable to corporations generally) which limits its ability to incur debt.

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7.          NEGATIVE COVENANTS

While any of the Obligations remain unpaid, each Borrower must not agree to and must not (without Lender’s prior written consent):

7.1         Restriction on Liens. Except for Permitted Liens, create or permit to be created or allow to exist any mortgage, pledge, encumbrance, or other lien upon or security interest in the Collateral.

7.2         Restriction on Indebtedness. Create, incur, assume, or have outstanding any indebtedness for borrowed money except:

(a)          The Obligations;

(b)          Indebtedness incurred in the ordinary course of Borrower’s business for necessary Inventory, supplies, services, etc.; and

(c)          Indebtedness for Permitted Liens.

7.3         Subsidiaries; Mergers; Consolidations; Disposition of Assets; Organizational Changes. Form any subsidiary (whether wholly owned or otherwise), merge with or into or consolidate with or into any other corporation or entity; or sell, lease, transfer or otherwise dispose of all or any part of its property, assets or business (other than permitted pursuant to Section 5.1), or change the State of its incorporation, formation or organization.

7.4         Sale and Leaseback. Enter into an agreement under which Borrower leases or purchases any property that Borrower has sold or is to sell.

7.5         Dividends, Distributions and Redemptions. Excluding Tax Distributions that may be made as long as an Event of Default does not exist and is not continuing, pay or declare any dividend, or make any other distribution on account of any shares of any class of its stock or equity interests, or redeem, purchase, or otherwise acquire directly or indirectly, any shares of any class of its capital stock or equity interests.

7.6         Investments. Make any loans or advances to, or investments in, other persons, corporations or entities, except investments in (i) bank certificates of deposit and savings accounts; (ii) obligations of the United States; and (iii) prime commercial paper maturing within 90 days of the date of acquisition by Borrower; in all cases after receiving Lender’s prior written consent.

7.7         Contingent and Third Party Liabilities. Guaranty or become a surety or otherwise contingently liable for any obligations of others, except pursuant to the deposit and collection of checks and similar items in the ordinary course of business, or assume or become obligated for any obligations of others.

7.8         Capital Structure. Make any change in Borrower’s capital structure; provided that issuing warrants, options or additional equity will be permitted if doing so does not result in a change of Control.

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7.9         Changes. Make any substantial change in the nature of its business from that engaged in on the date of this Agreement, engage in any other businesses other than those engaged in on the date of this Agreement, change its legal name or cease a material portion of its operations.

7.10       Insider Transactions. Enter into, or permit or suffer to exist, any transaction or arrangement with any shareholder, employee, director, officer, Affiliate, or shareholder of management, except on terms that are reasonably comparable to what Borrower could obtain in arm’s-length transactions, with persons who have no relationship with Borrower.

7.11       Certain Agreements. Enter into any agreement containing any provisions which would be violated or breached by Borrower’s performance of its obligations under any Loan Document.

7.12       Salaries and Other Compensation. Pay salaries, bonuses, profit sharing payments, management fees or any other compensation of any kind to Borrowers’ shareholders, members, Affiliates, officers or directors, whether as officers, directors, employees, members or otherwise, in excess of one hundred twenty percent (120%) of that paid in the prior fiscal year.

8.          AFFIRMATIVE COVENANTS

While any of the Obligations remain unpaid, each Borrower must at all times:

8.1         Insurance. Maintain adequate fire and extended coverage and liability insurance covering all of its present and future real and personal property, including the Collateral, with lender’s loss payable clauses in Lender’s favor as to the Collateral, protecting Lender’s interest, as its interest may appear, together with products liability insurance as Lender may reasonably request and insurance in accordance with all applicable workers’ compensation laws. All insurance must be in form, with companies having a Standard and Poor’s rating of A or better, and in amounts reasonably acceptable to Lender, insuring against liability for damage to persons or property, and must provide for 30 days prior written notice to Lender of cancellation or material alteration. Borrower must provide Lender with true copies of the policies, simultaneously with the execution of this Agreement, showing that Lender’s interest has properly been endorsed on the applicable policy as lender’s loss payable and, in the case of liability insurance, as additional insured. Lender may, in its Discretion, on 30 days written notice to Borrower, require Borrower to obtain additional or different insurance coverages as Lender may reasonably request.

8.2         Existence; Payment of Taxes and Other Liabilities. Maintain its corporate or limited liability company existence and pay all taxes, assessments and other governmental charges against it or its property, and all of its other liabilities, before they become delinquent and before penalties accrue on these debts and obligations, except to the extent and so long as they are being contested in good faith by appropriate proceedings in a manner as not to cause any material adverse effect upon its financial condition, with adequate reserves provided for the payments, and, upon demand by Lender, posting with Lender of adequate security to protect Lender.

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8.3         Accounting System. Maintain a standard and modern system of accounting that enables Borrower to produce financial statements in accordance with GAAP. Borrower will also keep an inventory reporting system that shows accurate current stock, cost and sales records of Inventory, that accurately and sufficiently itemizes and describes the kinds, types and quantities of Inventory and the cost and selling prices thereof, and that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

8.4         Accounting Records; Reports. Provide to Lender the following in form satisfactory to Lender in its Discretion:

(a)          Borrowing Base Certificates. With each request for a Revolving Loan and in all events at least one time every seven day period, Borrowers will provide Lender a “Borrowing Base Certificate” and a corresponding sales, credit and collection report, all in form and substance satisfactory to Lender. If Borrowing Base Certificates and reports are sent to Lender by facsimile transmission or via e-mail in PDF or other electronic format approved by Lender, upon request by Lender, original copies must be promptly forwarded to Lender.

(b)          In-Transit Inventory. With each request for a Revolving Loan and in all events at least one time every seven day period, an In-Transit Inventory report in form and substance reasonably acceptable to Lender, together with copies of the documents called for in subpart (d) of the definition of Eligible In-Transit Inventory.

(c)          Monthly Reports.

(i)	Within 45 calendar days after the end of each month a consolidated balance sheet of Parent and its subsidiaries as of the close of the month and of the comparable month in the preceding fiscal year, a statement of cash flow of Parent and its subsidiaries as of the close of the month, and statements of income and surplus of Parent and its subsidiaries for the month and for that part of the fiscal year ending with the month and for the corresponding period of the preceding fiscal year, all in reasonable detail.

(ii)	Within 15 calendar days of the end of each month, agings of accounts payable and accounts receivable as of the last day of the prior month, in form and detail as Lender may request, together with a report reconciling Accounts and Inventory to Borrower’s general ledger and the last Borrowing Base Certificate of the applicable month.

(iii)	Within 15 calendar days of the end of each month, an accounts payable aging for the U.K. Affiliates that identifies all amounts owing to vendors for the purchase of Inventory.

(iv)	Within 15 calendar days of the end of each month, an updated listing of all Inventory of FIN, Hardwire and the U.K. Affiliates, including a report showing Inventory Values by location, detail on all Inventory not in a Borrower’s possession, and slow mobbing Inventory, together with a report reconciling Inventory to each Borrower’s general ledger and the last Borrowing Base Certificate of the applicable month.

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(d)          Annual Reports.

(i)	As soon as available and in any event within 120 calendar days after the close of each fiscal year of Parent’s consolidated and consolidating Parent, a copy of Parent’s consolidated and consolidating Parent’s financial statements, audited by an independent certified public accounting firm of recognized standing, together with all audit and management letters.

(ii)	Within 45 days after the end of each fiscal year, a detailed schedule of all insurance policies which Borrowers and U.K. Affiliates had in force as of the end of the fiscal year.

(iii)	Within 45 days after the end of each fiscal year, pro forma cash flow, income statement and balance sheet and collateral availability forecasts for the succeeding 12 month period.

(iv)	By June 30 and December 31 of each fiscal year, an updated list of names and addresses of all of each Borrower’s customers.

(e)          Officers’ Certificates. An authorized officer of Parent must provide, on behalf of Borrowers, a Compliance Certificate in the form of Exhibit 8.4(d) with each financial statement delivered under Section 8.4(c)(i) and 8.4(d)(i).

(f)          Additional Information. In addition to all information required to be provided pursuant to this Section 8.4, Borrowers promptly will provide to Lender other and additional information concerning Borrower, the Collateral, the operation of Borrowers and Borrowers’ financial condition, including original counterparts of financial reports and statements, as Lender may request from Borrowers.

(g)          Electronic Reporting. At Lender’s option, information and reports required to be submitted by Borrower, to the extent practicable, will be transmitted by electronic mail and will be in a record layout format designated by Lender from time-to-time. All information sent by electronic mail will be deemed an authenticated record sent by the individual and entity whose electronic mail address is provided thereon as “sender” or initiating party.

(h)          Accounting Standards. All financial statements to be provided to Lender under this Agreement must be prepared according to GAAP.

8.5         Litigation. Promptly furnish Lender, in writing, the details of all material litigation, legal or administrative proceedings, or other actions of any nature adversely affecting Borrower, including, without limitation, any notices of violation, citation, commencement of administrative proceeding or similar notice under any applicable law, commenced after the date hereof, in which more than $250,000 is at issue.

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8.6         Audits and Examinations. Permit Lender’s representatives to conduct on-site audits and examinations (an “Examination”) of Borrower’s business operations and Business Records as often as Lender desires. Borrowers will pay $1,500 per day per auditor plus out-of-pocket expenses incurred by Lender for each Examination performed by or on behalf of Lender. Provided no Event of Default has occurred and is continuing, Borrowers will only be obligated to reimburse Lender for the cost of three (3) Examinations per calendar year (inclusive of the Examination conducted prior to the date of this Agreement).

8.7         Compliance With Laws. Comply in all material respects with all applicable laws and regulations, in effect from time-to-time, including without limitation all applicable environmental laws and regulations. Without limiting the foregoing, Borrower will (i) prohibit each of its members, shareholders and officers from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Loans or any other financial accommodation extended by the Lender to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply with all applicable Bank Secrecy Act laws and regulations, as amended from time-to-time, and (iv) otherwise comply with the USA Patriot Act and Lender’s related policies and procedures.

8.8         Maintenance of Properties. Maintain and preserve all of its properties that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply in all material respects at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

8.9         Further Assurances. At Lender’s reasonable request, promptly execute or cause to be executed and delivered to Lender all documents, instruments and agreements deemed necessary or appropriate to facilitate the collection of any of the Collateral, or otherwise to give effect to or carry out the terms, conditions or intent of this Agreement (or any agreements or documents referred to or incorporated herein).

8.10       Lockbox and Dominion of Funds. If requested by Lender, Borrowers will establish, and thereafter at all times any Obligations are outstanding will maintain, one or more lockboxes with a bank acceptable to Lender (the “Lockboxes”). No later than July 15, 2015, Borrowers must establish one or more Blocked Accounts and enter into deposit account control agreements acceptable to Lender and the depositary bank(s). Borrowers must notify all Account Debtors to remit all payments made by check or draft to the Lockboxes (if established) and all payments made by ACH, wire or electronic funds transfer to the Blocked Accounts. All payments received in the Lockboxes or Blocked Accounts will be applied by Lender to reduce the Obligations. Lender will have the right, at any time and whether or not an Event of Default exists, to contact directly any Account Debtors to ensure that payments on their Accounts owing to Borrower are directed to the Lockboxes or the Blocked Accounts. If, contrary to Borrowers’ or Lender’s instructions, any payments are received by any Borrower from an Account Debtor, Borrowers will hold those payments as trustee of an express trust, for Lender’s benefit and those payments may not be commingled with Borrowers’ other funds and will be deposited promptly by Borrowers to a Blocked Account. All payment items from Account Debtors will be the exclusive property of Lender upon the receipt thereof by Lender. Borrowers hereby grant to Lender a lien and security interest upon all items and balances held in the Lockboxes and Blocked Accounts as security for the payment of the Obligations.

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8.11       Notice. Promptly provide Lender written notice of the occurrence of any of the following events, including reasonable particularity as to the relevant facts and circumstances:

(i)	Any change in Borrower’s president, chief executive officer, chief operating officer or chief financial officer (without regard to the title(s) actually given to the persons discharging the duties customarily discharged by officers with those titles).

(ii)	Any ceasing of Borrower’s making of payment, in the ordinary course, to any of its creditors (other than its ceasing of making of the payments on account of an immaterial dispute).

(iii)	Any failure by Borrower to pay rent at any leased locations, which failure continues for more than ten days following the last day on which the rent was payable.

(iv)	Any Material Adverse Change.

(v)	The occurrence of an Event of Default.

(vi)	Any intention on the part of Borrower to discharge Borrower’s independent accountants or any withdrawal or resignation by the independent accountants from their acting in that capacity.

(vii)	Any litigation which, if determined adversely to Borrower, might have a material adverse effect on the financial condition of Borrower.

8.12       Use of Revolving Loans. Use the proceeds of the Revolving Loans to pay fees and expenses in connection herewith and for working capital purposes and general corporate purposes, and not for any other purpose.

9.          DEFAULTS

If any one or more of the following events (each an “Event of Default” and collectively, “Events of Default”) occurs (subject to any stated cure periods), then Lender’s obligation, if any, to make any Revolving Loan under this Agreement will, at Lender’s option, immediately terminate, and the unpaid principal balance of, and accrued interest on, all Obligations will be immediately due and payable, without further notice of any kind, notwithstanding anything contained to the contrary in this Agreement or in any other agreement, note or document:

9.1         Default in Payment of Obligations. Borrowers fail to make a payment of any principal or interest when due on any Obligations, including the Expenses. Unless Lender advises Borrowers to the contrary in writing, interest will be due on the first day of each month.

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9.2         Default Under Any Loan Document. A default in the performance or observance of any term, condition or covenant in this Agreement or in any other agreement or instrument made or given by Loan Parties to Lender required to be observed or performed by Borrower that is not cured within any applicable cure or grace period.

9.3         Representations or Statements False. Any representation or warranty made by Loan Parties in this Agreement or any certificate delivered in accordance with this Agreement, or any financial statement delivered to Lender, proves to have been false in any material respect as of the time when made or given.

9.4         Default on Other Debt. Borrowers fail to pay all or any part of the principal of or interest on any Funded Debt with an outstanding unpaid balance in excess of $500,000 as and when due and payable, whether at maturity, by acceleration or otherwise, and the default is not cured within the period of grace, if any, specified in the documents(s) evidencing the indebtedness.

9.5         Judgments. A judgment (to the extent not covered by insurance) is entered against any Borrower which, together with other outstanding judgments entered against the Borrower, exceeds in the aggregate $500,000 and remains outstanding and unsatisfied, unbonded or unstayed for until the judgment creditor is permitted to commence enforcement actions under applicable law.

9.6         Bankruptcy; Insolvency. Any Loan Party: (a) becomes insolvent; (b) is unable, or admits in writing its inability, to pay debts as they generally mature; (c) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its property; (d) files on its behalf or consents to an Insolvency Proceeding; (e) has an Insolvency Proceeding filed or instituted against it that is not stayed or dismissed within 60 days after it is filed or instituted; (f) applies to a court for the appointment of a receiver, trustee or custodian for any of its assets; (g) has a receiver, trustee or custodian appointed for any of its assets (with or without its consent); or (h) commences a self-liquidation of its assets. However, (a) this Agreement will be deemed terminated immediately upon the entry of an order for relief in any proceeding under Title 11 of the United States Code without any action by Lender, and (b) in the event of an involuntary proceeding under that statute, Lender will be under no obligation to continue financing hereunder from and after the commencement of the proceeding.

9.7         Material Loss or Adverse Change. Any Loan Party suffers: (i) a casualty as to any material asset or assets used in the conduct of its business which is not, except for deductibles acceptable to Lender, fully covered by insurance conforming to the requirements of this Agreement; or (ii) a Material Adverse Change.

9.8         Government Lien. A notice of lien, levy or assessment is filed of record against any of any Borrower’s assets by the United States government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or any tax or debt owing at any time hereafter to anyone becomes a lien, whether choate or otherwise, upon any of Borrower’s assets and the lien is not paid on the payment due date, except amounts that are being contested in good faith by appropriate legal or administrative proceedings.

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9.9         Material Impairment. There is a material impairment of the prospect of repayment of any material portion of the Obligations owing to Lender or a material impairment of the value or priority of Lender’s security interests or liens in the Collateral or collateral security granted by any U.K. Affiliate.

9.10       Levy or Attachment. More than $250,000 of any Loan Party’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any judicial officer.

9.11       Indictment – Forfeiture. The indictment of, or institution of any legal process or proceeding against, any Loan Party or any of its officers or directors, under any applicable law where the relief, penalties, or remedies sought or available are a felony or include the forfeiture of more than $250,000 of property of any Loan Party and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by any Loan Party of its business in the ordinary course.

9.12       Challenge to Loan Documents.

(a)          Any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest or lien created by or in any Loan Document or any payment made pursuant thereto.

(b)          Any final determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest or lien created by any Loan Document or any material payment made pursuant thereto.

10.         REMEDIES ON OCCURRENCE OF AN EVENT OF DEFAULT

10.1       Right and Remedies. Upon the occurrence and during the continuation of an Event of Default after any applicable cure period or grace period, Lender will have all rights and remedies provided by law, and all rights and remedies granted under any guaranty agreement relating to the Obligations, under any security agreement relating to the Collateral, and under all other existing and future agreements between Lender and Borrowers. All rights and remedies are cumulative. Upon the occurrence and during the continuation of an Event of Default after any applicable cure period or grace period, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, which are all authorized by Borrowers:

(a)          Declare all Obligations, whether evidenced by this Agreement, any of the other Loan Documents or otherwise, immediately due and payable in full;

(b)          Cease making Revolving Loans or advances under this Agreement, any of the other Loan Documents or any other agreement between Borrowers and Lender;

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(c)          Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Lender, but without affecting Lender’s rights, security interests and mortgages in the Collateral and without affecting the Obligations;

(d)          Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable and, Lender will credit Borrowers’ loan account with only the net amounts received by Lender in payment of the disputed Accounts, after deducting all Expenses incurred or expended in connection therewith;

(e)          Cause Borrowers to hold all returned Inventory in trust for Lender, segregate all returned Inventory from all other property of Borrowers or in Borrowers’ possession and conspicuously label the returned Inventory as the property of Lender;

(f)           Instruct Logistics Providers to follow Lender’s instructions (and not any instructions from or on behalf of Loan parties) regarding the handling, release, shipment or other matters regarding In-Transit Inventory;

(g)          Without notice to or demand upon Borrowers or any Guarantor, make payments and do acts Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Lender so requires and to deliver (to the extent movable) or make the Collateral available to Lender at the applicable Borrower’s then-current location(s). Each Borrower authorizes Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien that in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any Borrower’s owned premises, the applicable Borrower hereby grants Lender a license to enter into possession of the premises and to occupy the premises, without charge, in order to exercise any of Lender’s rights or remedies provided in this Agreement, at law, in equity, or otherwise;

(h)          Without notice to Borrowers (which notice is expressly waived) and without constituting a retention of any Collateral in satisfaction of an obligation (within the meaning of Section 9-620 of the UCC), hold or set off and apply to the Obligations any (i) balances or assets of Borrowers held by Lender (including any amounts received in a Lockbox or Blocked Account), or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Lender;

(i)           Hold, or set off and apply, as cash collateral, any and all balances and deposits of Borrowers held by Lender (including any amounts received in the Lockboxes or Blocked Accounts) to secure the Obligations;

(j)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral. Lender is hereby granted a license and right to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral. Each Borrower’s rights under all licenses and all franchise agreements will inure to Lender’s benefit;

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(k)          Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in the manner and at the places (including Borrower’s premises) as Lender determines to be commercially reasonable. It will not be necessary that the Collateral be present at any sale;

(l)           Lender will give notice of the disposition of the Collateral as follows:

(i)	Lender will give Borrowers and each holder of a security interest in the Collateral who has filed with Lender a written request for notice, a notice in writing of the time and place of public sale or, if the sale is a private sale or some other disposition other than a public sale is to be made, then the time on or after which the private sale or other disposition is to be made;

(ii)	The notice will be personally delivered or mailed, postage prepaid, to Borrowers as provided in Section 11.8 at least ten days before the date fixed for the sale, or at least ten days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrowers claiming an interest in the Collateral will be sent to the addresses they have furnished to Lender;

(m)          Lender may credit bid and purchase at any public sale;

(n)          Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers. Any excess will be remitted without interest by Lender to the party or parties legally entitled to the excess; and

(o)          In addition to the foregoing, Lender will have all rights and remedies provided by law and any rights and remedies contained in any other Loan Documents. All rights and remedies will be cumulative.

10.2       No Waiver. No delay on the part of Lender in exercising any right, power or privilege under this Agreement or any Loan Document will operate as a waiver, nor will any single or partial exercise of any right, power or privilege under this Agreement or otherwise, preclude other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.

11.         GENERAL TERMS

11.1       Expenses, Fees and Costs; Indemnification.

(a)          Borrowers are responsible for the payment of all Expenses. Borrowers also agree to indemnify Lender for any and all Claims that may be imposed on, incurred by or asserted against Lender in connection with this Agreement or any Loan Document or transaction contemplated hereby or thereby or the business relationship between Lender and Borrowers or Guarantors, except for Claims arising from Lender’s willful misconduct or gross negligence.

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(b)          Borrowers’ obligation to pay the Expenses and all of the reimbursement and indemnification obligations provided for in this Section 11.1 are part of the Obligations, are secured by all of the Collateral, and survive the repayment of the Obligations.

11.2       Successors. The provisions of this Agreement will inure to the benefit of and be binding upon any successor to any of the parties to this Agreement, including any commercial bank that acquires or merges with Lender. However, persons or entities that succeed to the rights of a Borrower under this Agreement will not be entitled to enforce any rights or remedies of a Borrower under or by reason of the terms of this Agreement, or any other agreement referred to or incorporated by reference into this Agreement, unless they have obtained Lender’s prior written consent to succeed to those rights.

11.3       Assignments and Participations. Borrowers consent to Lender’s sale of participations in the Loans or an assignment of all or any partial interest in the Loans and Loan Documents to any third party. Each Borrower also acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the assignee and the assignee will, for purposes of Section 11.1, be considered to be a “Lender.” Further, in connection with the sale of participation or an assignment of any interest in the Obligations, Lender will be free to provide the participant or assignee, on a confidential basis, any financial or other information in its possession or control related to Borrowers.

11.4       Waivers by Borrowers.

(a)          Except as otherwise provided for in this Agreement or by applicable law, each Borrower waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (ii) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevin, attachment or levy upon, the Collateral, and (iii) the benefit of all valuation, appraisal and exemption laws.

(b)          To induce Lender to enter into the Loan Documents, to the fullest extent permitted by applicable law, each Borrower agrees the it will not assert, and hereby waives, any Claim against Lender, on any theory of liability, for special, indirect, consequential, incidental or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Loan Documents or any undertaking or transaction contemplated hereby. Lender will have no liability to Borrowers (whether in tort, contract, equity or otherwise) for losses suffered by Borrowers in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any litigation, Lender will be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement. Each Borrower: (i) certifies that neither Lender nor any representative, agent or attorney acting for or on behalf of Lender has represented, expressly or otherwise, that Lender would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Loan Documents and (ii) acknowledges that in entering into this Agreement and the other Loan Documents, Lender is relying upon, among other things, the waivers and certifications set forth in this Section 11.4 and elsewhere in this Agreement.

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(c)          Each Borrower waives any bond or surety or security upon the bond or surety (other than any appeal bond required in connection with any appeal initiated by Lender) which might be required of Lender before Lender enforces its rights under this Agreement or otherwise applicable law.

11.5       Anti Waiver; Amendments; and Cumulative Remedies Provisions. No failure or delay on the part of Lender in the exercise of any power or right, and no course of dealing between Borrowers and Lender, will operate as a waiver of any power or right, nor will any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. The remedies provided for in the Loan Documents are cumulative and not exclusive of any remedies which may be available to Lender at law or in equity. No notice to or demand on Loan Parties not required hereunder or under any note or other agreement will in any event entitle Borrowers to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender or the holder of any note to any other or further action in any circumstances without notice or demand. Any waiver of any provision of this Agreement, any note or other agreement, and any consent to any departure by Borrowers from the terms of any provision of this Agreement, any note or other agreement, will be effective only in the specific instance and for the specific purpose for which it is given. Neither this Agreement nor any note or other agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless the change, waiver, discharge or termination is in writing signed by Borrowers and Lender.

11.6       Controlling Law. This Agreement, any all other Loan Documents will be governed by and construed in accordance with the internal laws of the State of Illinois applicable to contracts made and performed within Illinois without regard to conflict of laws principles.

11.7       Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if all signatures were upon the same instrument.

11.8       Notices.

(a)          All communications or notices that are required or may be given under this Agreement will be made in writing (including telecommunications) and, if to Borrower, addressed to it at the address set forth at the beginning of this Agreement, with a copy to M. Ali Panjwani, Esq., Pryor Cashman LLP, 7 Times Square, New York, New York 10036-6569, and if to Lender, addressed to it at the address specified at the beginning of this Agreement, and a copy to Donald F. Baty, Esq., Honigman Miller Schwartz & Cohn LLP, 2290 First National Building, 660 Woodward Avenue, Suite 2290, Detroit, Michigan 48226, Facsimile (313) 465-7315, and delivered by any of the following means: (a) hand delivery, (b) Federal Express or other recognized overnight courier service, or (c) facsimile transmission with request for assurance of receipt in a manner typical with respect to communications of that type, with a paper copy of the electronic communication sent immediately thereafter by Federal Express or other recognized overnight courier service.

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(b)          Except as otherwise specifically provided in this Agreement, notices will be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)	By recognized overnight express delivery - the Business Day following the day when sent.

(ii)	By Hand - If delivered on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

(iii)	By Facsimile transmission (which must include a header on which the party sending the transmission is indicated) - if sent on a Business Day after 9:00 AM and no later than three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

(c)          Rejection or refusal to accept delivery and inability to deliver because of a changed address or facsimile number for which no due notice was given will each be deemed receipt of the notice sent.

11.9       Loan Agreement Controls. Anything contained in any other agreement referred to in this Agreement or in any other agreement now existing between Lender and Borrowers to the contrary notwithstanding, in the event of any express conflict between the terms and provisions of any other agreement and those contained in this Agreement, the terms of this Agreement will govern and control.

11.10     Partial Invalidity. The unenforceability for any reason of any provision of this Agreement will not impair or limit the operation or validity of any other provisions of this Agreement or any other existing or future agreements between Lender and Borrowers.

11.11     Setoff. In addition to any rights and remedies of Lender provided by law, Lender has the right, without prior written notice to Borrowers, any required notice being expressly waived by Borrowers to the extent permitted by applicable law, upon the occurrence of any Event of Default and so long as an Event of Default is continuing, to set off and apply against any Obligations, whether matured or unmatured, of Borrowers to Lender, any amount owing by Lender to Borrowers, at any time after the happening of any of the above mentioned events, and the right of setoff may be exercised by Lender against Borrowers or against any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of Borrowers, or against anyone else claiming through or against Borrowers or any assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that the right of setoff has not been exercised by Lender prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant.

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11.12     No Marshalling. Each Borrower, on its own behalf and on behalf of its successors and assigns hereby expressly waives all rights to require a marshalling of assets by Lender or to require that Lender first resort to some or any portion of the Collateral before foreclosing upon, selling or otherwise realizing on any other portion thereof.

11.13     Reinstatement of Obligations and Security. To the extent that Borrowers make a payment to Lender or Lender receives any payment(s) or proceeds of Accounts or other Collateral for Borrowers’ benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable doctrine, then, to the extent of the payment(s) or proceeds received, Borrowers’ obligations or part thereof intended to be satisfied thereby will be reinstated and continue in full force and effect, and all collateral security therefor will remain in full force and effect (or be reinstated), as if the payment(s) or proceeds had not been received by Lender, and an appropriate adjustment to Borrowers’ loan balance may be recorded, until payment has been made to Lender, which payment will be due on demand.

11.14     Survival; Reliance. All agreements, representations and warranties made in this Agreement (and all agreements referred to or incorporated herein) will survive the execution of this Agreement (and all documents and agreements referred to or incorporated herein) and the making of the Loans and the execution and delivery of any notes. Notwithstanding anything in this Agreement (or any documents or agreements referred to or incorporated herein) to the contrary, no investigation or inquiry by any party with respect to any matter which is the subject of any representation, warranty, covenant or other agreement set forth herein or therein is intended, nor will it be interpreted, to limit, diminish or otherwise affect the full scope and effect of any representation, warranty, covenant or other agreement. All terms, covenants, agreements, representations and warranties of Borrowers made in any Loan Document, or in any certificate or other document delivered pursuant hereto will be deemed to be material and to have been relied upon by Lender, notwithstanding any investigation heretofore or hereafter made by Lender or its agents.

11.15     Interpretation. This Agreement (and all agreements referred to or incorporated into this Agreement) is being entered into among competent persons, who are experienced in business and represented by counsel, and has been reviewed by the parties and their counsel. Therefore, any ambiguous language in this Agreement (and all agreements referred to or incorporated herein) will not necessarily be construed against any particular party as the drafter of the language.

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11.16     Independence of Covenants. All covenants hereunder are to be given independent effect so that if a particular action or condition is not permitted by any covenant, the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant will not avoid the occurrence of a default or an Event of Default if the action is taken or the condition exists.

11.17     Copies and Facsimiles. Each Loan Document and all documents and papers which relate thereto which have been or may be in the future furnished by or to Lender may be reproduced by any photographic, microfilm, xerographic, digital imaging, or other process, and Lender may destroy any document so reproduced. Any reproduction will be admissible in evidence as the original itself in any judicial or administration proceeding (whether or not the original is in existence and whether or not the reproduction was made in the regular course of business). Any facsimile which bears proof of transmission will be binding on the party for which or on whose behalf the transmission was initiated and likewise will be so admissible in evidence as if the original of the facsimile had been delivered to the party for which or on whose behalf the transmission was received.

11.18     Certain Rules of Construction. For purposes of this Agreement:

(a)          Certain References. The words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections, Paragraphs and Exhibits, and similar references, are to Sections or Paragraphs of, or Exhibits to, this Agreement unless otherwise specified.

(b)          General Rules. Unless the context otherwise requires: (i) the singular includes the plural, and vice versa; (ii) all pronouns and any variations thereof refer to the masculine, feminine or neuter, as the identity of the person or persons may require; (iii) all definitions and references to an agreement, instrument or document means the agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, restatements, supplements, replacements, or modifications thereto as the same may be in effect at the time the definition or reference is applicable for any purpose; (iv) all references to any party will include the party’s successors and permitted assigns; (v) ”include”, “includes”, and “including” are to be treated as if followed by “without limitation” whether or not they are followed by these words or words with a similar meaning; (vi) text which is shown in bold or IN ALL CAPITAL LETTERS will be deemed conspicuous; (vii) the words “may not” or “must not” are prohibitive and not permissive; (viii) references to “Sections” are references to Sections of this Agreement; and (ix) the word “will” has the same meaning as “shall” and when used in connection with any act or action means that the act or action is mandatory and not permissive.

(c)          Accounting Terms and Determinations. Except as otherwise provided in this Agreement, all accounting terms used in this Agreement must be interpreted, all accounting determinations hereunder must be made, and all financial statements required to be delivered hereunder must be prepared in accordance with generally accepted accounting principles. If Borrower adopts a change in accounting principles (including any changes in generally accepted accounting principles) from those used in preparing the financial statements of Borrower or that affects in any material respect (as determined by Lender) the computation of or compliance with any of the provisions of this Agreement, then, unless this Agreement has been amended to modify the provisions to take account of the change in accounting principles, all financial restrictions, provisions, and ratios must continue to be computed based upon accounting principles in effect prior to adoption of the change.

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(d)          Uniform Commercial Code. All terms contained in this Agreement but not otherwise defined will have, when the context so indicates, the meanings provided for by the UCC to the extent the terms are used or defined in the statute.

(e)          Headings. The headings of the various subdivisions hereof are for convenience of reference only and will in no way modify or affect the interpretation of any of the terms or provisions hereof.

(f)          Calendar Days. Unless a reference to “days” in this Agreement or any other Loan Documents specifically includes a reference to Business Days or business days, the reference is intended to be to calendar days.

11.19     Patriot Act. Lender may be subject to the requirements of the Patriot Act and hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow Lender to identify the Borrower in accordance with the Patriot Act.

11.20     Entire Agreement of the Parties. This Agreement, including all agreements referred to or incorporated into this Agreement and all recitals in this Agreement (which recitals are incorporated as covenants of the parties), constitute the entire agreement between the parties relating to the subject matter of this Agreement. This Agreement supersedes all prior agreements, commitments and understandings between the parties relating to the subject matter of this Agreement and cannot be changed or terminated orally, and will be deemed effective as of the date noted above.

11.21     ACKNOWLEDGMENT OF EACH BORROWER. THIS AGREEMENT HAS BEEN FREELY AND VOLUNTARILY ENTERED INTO WITH THE LENDER BY EACH BORROWER, WITHOUT ANY DURESS OR COERCION, AND AFTER BORROWER HAS CONSULTED WITH COUNSEL, AND EACH BORROWER ACKNOWLEDGES THAT IT HAS CAREFULLY AND COMPLETELY READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

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11.22     SUBMISSION TO JURISDICTION AND VENUE. ANY JUDICIAL PROCEEDING BY BORROWERS OR LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER OR CLAIM IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT OR ANY PRESENT OR FUTURE AGREEMENT BETWEEN BORROWER AND LENDER, MAY BE BROUGHT ONLY IN A FEDERAL COURT LOCATED IN THE STATE OF ILLINOIS OR IN STATE COURTS IN COOK COUNTY, ILLINOIS; PROVIDED THAT THE FOREGOING WILL NOT APPLY TO THE EXTENT LENDER IS REQUIRED BY APPLICABLE LAW OR ELECTS TO BRING AN ACTION IN ANOTHER JURISDICTION, INCLUDING FOR PURPOSES OF FORECLOSING ITS INTEREST IN ANY COLLATERAL. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWERS AND LENDER ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE REFERENCED COURTS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, OR ANY OTHER PRESENT AND FUTURE AGREEMENT BETWEEN BORROWERS AND LENDER. BORROWERS AND LENDER WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED HEREUNDER OR IN CONNECTION HEREWITH AND MAY NOT ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE OR BASED UPON FORUM NON CONVENIENS. AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVERS AND CONSENTS CONTAINED HEREIN.

11.23     WAIVER OF JURY TRIAL. BORROWERS AND LENDER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. LENDER AND BORROWERS, AFTER CONSULTING COUNSEL OF THEIR CHOICE, EACH HEREBY KNOWINGLY AND VOLUNTARILY, WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN THEM. NEITHER BORROWERS NOR LENDER WILL BE DEEMED TO HAVE GIVEN UP THIS WAIVER OF JURY TRIAL UNLESS THE RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO BE CHARGED.

[End of Loan and Security Agreement – Signature page follows]

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[Signature page to Loan and Security Agreement dated June 30, 2015]

EXWORKS CAPITAL FUND I, L.P.

By:	/s/ Andrew Hall

	Name:	Andrew Hall

	Title:	CCO

FIN BRANDING GROUP, LLC

By:	/s/ Philip Anderson

	Name:	Philip Anderson

	Title:	Manager

HARDWIRE INTERACTIVE ACQUISITION COMPANY

By:	/s/ Philip Anderson

	Name:	Philip Anderson

	Title:	President

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD

By:	/s/ Philip Anderson

	Name:	Philip Anderson

	Title:	Chief Financial Officer

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SCHEDULE 2
PERMITTED LIENS

Liens in favor of any parties to any Intercreditor Agreement (as that term is defined in the Loan and Security Agreement).

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SCHEDULE 6.7
ASSUMED NAMES

None.

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SCHEDULE 6.10
LOCATIONS OF TANGIBLE COLLATERAL

1.	Doltek Enterprises Inc.

d/b/a Versatile Wood Solutions

11335 Apple Drive

Nunica, MI 49448

2.	United Fulfillment Solutions Partners, LLC

431 Bussen Underground Road

St. Louis, MO 63129

3.	Electronic Cigarettes International Group, Ltd.

14200 Ironwood Drive

Grand Rapids, MI 49534

and

1707 Cole Boulevard

Suite 350

Golden, CO 80401

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SCHEDULE 6.14
SUBSIDIARIES AND AFFILIATES

43

SCHEDULE 6.15
BANK ACCOUNTS

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EXHIBIT 8.4(d)
COVENANT COMPLIANCE CERTIFICATE

Date

Dear ____________________________:

We have reviewed and refer you to the Loan and Agreement (the “Loan Agreement”) dated June __, 2015, between ExWorks Capital Fund I, L.P., Electronic Cigarettes International Group, Ltd., FIN Branding Group, LLC and Hardwire Interactive Acquisition Company (the “Borrowers”); capitalized terms have the meaning given in the Loan Agreement. As of this date:

1.            No Event of Default has occurred under the Loan Agreement, nor does any event exist which, upon the lapse of time, service of notice, or both, would constitute an Event of Default under the Agreement except as set forth on Schedule 1.

2.            To the best of our knowledge, no suit or proceeding at law or in equity or of any governmental body has been instituted or threatened which, in either case, would materially and adversely affect the financial condition or business operations of Borrowers except as set forth on Schedule 2.

3.            The financial statements of Borrowers attached hereto have been prepared in accordance with GAAP (subject to year-end adjustments) and fairly represent the financial condition of Borrowers except as set forth on Schedule 3.

4.            Borrowers are in compliance with all covenants, and each of the representations and warranties set forth in the Loan Agreement and the other Loan Documents, as of the date hereof and as of the date of any financial statements submitted with this Certificate except as set forth on Schedule 4.

You are authorized to rely on this certification for any future Loans made to Borrowers.

By:
(Signature)

(Title)